Exhibit 10.50

DATED: March 25, 2008

(1) SHELDON FRIENDLY SOCIETY

AND

(2) DARCHEM ENGINEERING LIMITED

AND

(3) DARCHEM HOLDINGS LIMITED

DEED

relating to

Refurbishment works

to Units 4 and 5,

Eastbrook Road,

Eastern Avenue,

Gloucester

HBJ GATELEY WAREING LLP

Knightsbridge House

Lower Brown Street

Leicester

LE1 5NL

DX 10829 Leicester – 1

PCA/53912.007/2038746.7

CONTENTS

1	DEFINITIONS	2
2	INTERPRETATION	4
3	CONSIDERATION	5
4	LICENSE	5
5	COMMENCEMENT AND COMPLETION	5
6	REQUISITE CONSENTS	5
7	THE WORKS	5
8	INSURANCE	6
9	CDM REGULATIONS	6
10	VARIATIONS BY THE LANDLORD	7
11	TENANT’S VARIATIONS	7
12	SITE INSPECTIONS, REPORTING AND FURTHER INFORMATION	7
13	COMPLETION OF THE WORKS	8
14	DEFECTS	9
15	LIABILITY	9
16	DELAYS	10
17	PAYMENT	10
18	VAT	11
19	VARIATION TO THE LEASE	11
20	ALIENATION AND PERSONAL OBLIGATIONS	11
21	INTEREST	12
22	DEFAULT	12
23	ADJUDICATION	12
24	NOTICES	13
25	ENTIRE AGREEMENT	14
26	MISCELLANEOUS	14
27	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	14
28	GOVERNING LAW AND JURISDICTION	14

AGREEMENT dated: March 25, 2008

PARTIES:

(1)	SHELDON FRIENDLY SOCIETY of Sheldon House, 12 Navigation Street, Leicester, LE1 3UR (“the Landlord”).
(2)	DARCHEM ENGINEERING LIMITED (Company No. SC144767) whose registered office address is at Migvie House, North Silver Street, Aberdeen AB10 1RJ trading as “Darchem Insulation Systems” (“the Tenant”).
(3)	DARCHEM HOLDINGS LIMITED (Company No. 03966333) whose registered office address is at Mitre House, 160 Aldersgate Street, London EC1A 4DD (“the Guarantor”).
1.	DEFINITIONS

In this Deed unless the context otherwise requires the following expressions which begin with capital letters have the following meanings:

“Act of Default”	means:-

(i) any material breach by a Party of all or any of its obligations under this Deed which the relevant Party fails to remedy within 20 Working Days (or such longer period having regard to the nature of the material breach as is fair and reasonable in all the circumstances) after receipt of notice in writing of such material breach by the other Party; and

(ii) any Event of Insolvency; and

(iii) the Landlord without reasonable cause wholly or substantially suspends the carrying out of the Works; and

(iv) the Landlord fails to comply with clauses 8 or 9;

“Adjudication Procedure”	means the adjudication rules version 2.0 published by the Technology and Construction Solicitors Association (TeCSA);

“CDM Regulations”

means the Construction (Design and Management) Regulations 2007 (SI 2007, No 320) and the approved Code of Practice issued by the Health and Safety Commission including any revision to either current at the time of the Contract;

“CDM co-ordinator”	Keith Blow acting for and on behalf of the Project Manager or such other person which the Landlord appoints as CDM co-ordinator pursuant to the CDM Regulations;

“Contract”	means the contract to be entered into by the Landlord and the Contractor in the form of the GC/Works/2(1998) Contract for Building and Civil Engineering Minor Works;

“Contractor”

means Dialrack of Unit 8, Bilton Road, Kingsland Business Park, Basingstoke, Hampshire, RG24 8LJ or such other building contractor as may be engaged by the Landlord to carry out the Works under the Contract;

“Competent Authority”	means any local authority or government department or any other body exercising powers under statute or by Royal Charter or any utility service or supply company;

“Date for Completion”	means 30 June 2008 (subject to clause 16);

“Deed of Variation”	means the Deed of Variation to the Lease to be entered into by Parties under clause 19 of this Deed in the form annexe’ Annexure 2;

“Event of Insolvency”	means either Party:

(i) goes into liquidation whether compulsory or voluntary save for the purpose of reconstruction or amalgamation of a solvent company forthwith carried into effect or passes a resolution for its winding up (save as aforesaid); or

(ii) is deemed unable or having no reasonable prospect of being able to pay its debts within the meanings of Sections 122 and 123 of the Insolvency Act 1986 (“the 1986 Act”) or summons a meeting of its creditors or any of them under Part 1 of the 1986 Act; or

(iii) has a receiver manager or administrative receiver or provisional liquidator or administrator appointed; or

(iv) makes or suffers to be made a proposal for a voluntary arrangement under Part I of the 1986 Act or for a compromise or arrangement under s 425 of the Companies Act 1985 in relation to it or interim order made under part viii of the 1986 Act; or

(v) presents or suffers to be presented a petition for an administration order in relation to it or goes into administration; or

(vi) is removed from the Register of Companies;

“Interest Rate”	means 4% per annum above the base lending rate from time to time of Barclays Bank Plc;

“Justifiable Delays”	means an event which delays or is likely to delay completion of the Works beyond the Date for Completion and which is due to:

(i) the carrying out of an accepted Tenant’s Variation;

(ii) an act or omission by the Tenant in breach of this Agreement; or

(iii) any other circumstance which is outside the control of the Landlord and/or the Contractor or any party for whom the Contractor is responsible and which could not have been reasonably contemplated by the Landlord or the Contractor; and

(iv) any other circumstance under which the Contractor is granted an extension of time to the Date for Completion under the Contract;

“Lease”	means the Lease for the Site dated 29 November 2005;

“Maintenance Period”	means 6 months from the date of completion of the Works;

“Notice of Completion of Making Good Defects”

means the notice to be issued by the Project Manager pursuant to clause 14.7 confirming that all defects in the Works which have become apparent during the Maintenance Period and/or included in the schedule of defects produced in accordance with clause 14.4 have been made good;

“Project Manager”

means Philip Newman of the Cottage Penns Place, Petersfield, Hampshire, GU31 4EP or such other person appointed by the Landlord to act on his behalf in carrying out the duties under this Deed and the Contract and notified to the Tenant;

“Replacement Schedule”	means the replacement to the existing “Schedule of Condition” to the Site appended to the Lease;

“Requisite Consents”

means all or any planning and other permissions, consents, approvals, licences, certificates and permits (whether of a public or private nature) and any notification which must be given to a Competent Authority as may be necessary lawfully to carry out the Works;

“Site”	means the land and existing buildings comprising Units 4 and 5 Eastbrook Road, Eastern Avenue, Gloucester;

“Specification”

means the schedules describing the Works which includes Landlord’s Works and Tenant’s Extra Works comprising Annexure 1 hereto and includes any variations to the Specification from time to time permitted in accordance with this Agreement;

“Statutory Requirements”

means the requirements of any Act of Parliament or any regulation or bylaw of any Competent Authority which has any jurisdiction with regard to the Site or with whose systems the services at the Site are or will be connected;

“Tenant’s Additional Costs”	means the costs and expenses incurred by the Landlord and payable by the Tenant in respect of a Tenant’s Variation comprising:

(i) all reasonable costs (if any) incurred by the Landlord in carrying out or procuring any report, calculation or drawings statements or cost estimates or amendments to the same to ascertain the effect on the Contract Sum and the Date for Completion of carrying out the proposed Tenant’s Variation (if approved by the Tenant pursuant to clause 11.3 as a change to the Tenant’s Works) to the extent the same are not included in item (ii) below; and

if the Tenant notifies the Project Manager of his acceptance of the cost estimate provided pursuant to clause 11.3 the cost of the Tenant’s Variation as a change to the Works including any variation between the cost estimate and the actual cost incurred in carrying out the Tenant’s Variation, plus an amount equal to 10% of the actual cost as a payment towards the Project Manager’s and CDM co-ordinator’s fees for dealing with the Tenant’s Variation, and for the avoidance of doubt where the Tenant’s Variation relates to an omission of work the Tenant’s Additional Cost may be a negative amount which shall be deducted from the aggregate Tenant’s Additional Costs payable in accordance with clause 17.6;

“Tenant’s Extra Works”	means those parts of the Works described in the Specification under the heading Tenant’s Extras for which the Tenant agrees to pay in accordance with clause 17;

“Tenant’s Representative”

means Mr. Alan Sheffield of Darchem Insulation Systems or such other person appointed by the Tenant to issue instructions and requests and perform duties on behalf of the Tenant in relation to the Works and notified to the Landlord and the term will apply to any replacement of the Tenant’s Representative notified to the Landlord by the Tenant;

“Tenant’s Variation”	means a variation to the Works as may be requested by the Tenant and permitted pursuant to clause 11;

“VAT”	means Value Added Tax under the Value Added Tax Act 1994 and any tax or duty of a similar nature substituted for or in addition to it.

“Working Day”	means any day from Monday to Friday which is not Christmas Day, Good Friday or a statutory bank holiday;

“Works”

means the Works including the Tenant’s Extra Works and any Landlords or Tenant’s Variation which the Landlord shall procure to be carried out by the Contractor at the Site in accordance with the Contract;

2.	INTERPRETATION
2.1	The headings to clauses and other parts of this Deed are for reference only and do not affect its construction.
2.2	This Deed contains the whole agreement between the parties relating to the matters herein mentioned and supersedes previous agreements between them (if any) relating thereto.
2.3	This Deed may only be varied in writing signed by or on behalf of the parties.
2.4

Any obligation on a party to do any act or thing includes an obligation to procure that it be done and any obligation not to do any act or thing includes an obligation not to allow that act or thing to be done by any person under its control.

2.5	A reference to a person includes an individual, a corporation, company, firm or partnership or government body or agency, whether or not legally capable of holding land.
2.6

Unless otherwise specified, a reference to legislation (including subordinate legislation) is to that legislation as extended, amended, modified, consolidated, or re-enacted from time to time and includes any instrument, order, regulation, permission, consent, licence, notice, direction, bylaw, statutory guidance or code of practice made or granted under such legislation.

2.7	If there is any conflict between the Specification and/or the Contract and the provisions of this Deed the latter will prevail.

3.	CONSIDERATION
3.1

In consideration ofthe Landlord procuring the carrying out of the Works, including any Tenant’s Variations on behalf of the Tenant, the Tenant shall pay for the Tenant’s Extra Works and all and any Tenant’s Variations to the Landlord and upon completion of the Works, the Landlord, the Tenant and the Guarantor shall enter into the Deed of Variation in accordance with clause 19.

4.	LICENSE
4.1

The Tenant hereby grants to the Landlord the Contractor, its employers, agents and sub-contractors, the CDM co-ordinator and the Project Manager, a non-exclusive license to enter and remain on all those parts of the Site and to gain unrestricted access to the Works areas with or without plant machinery and equipment to enable the Landlord to fulfil its obligations under this Deed and for the Contractor to carry out its obligations under the Contract.

4.2

The Tenant shall provide all necessary reasonable assistance and co-operation to enable the licensees referred in clause 4.1 to carry out the Works and their respective duties in accordance with this Deed and the Contract and shall not impede the progress of the Works nor enter into the Works areas designated by the Contractor without the consent of the Contractor or the Project Manager on behalf of the Landlord.

4.3

The Landlord shall use reasonable endeavours to procure that any Site related rules and regulations which the Tenant provides to it in writing shall be complied with by the Contractor and/or by the Project Manager (except in an emergency).

5.	COMMENCEMENT AND COMPLETION
5.1

The Landlord shall use all reasonable endeavours to procure commencement of the Works as soon as reasonably practicable after the date of this Deed or in accordance with any start date agreed with the Tenant and Contractor and procure that the Works proceed thereafter in a diligent manner.

5.2	The Landlord shall use reasonable endeavours to procure that the Works are completed by the Date for Completion.
6.	REQUISITE CONSENTS
6.1

The Landlord will procure that the Project Manager and/or the Contractor or its sub-contractors as appropriate apply for and use all reasonable endeavours to obtain all Requisite Consents for the Works or give the relevant notification as from time to time are appropriate before and throughout the course of the Works.

7.	THE WORKS
7.1	The Landlord shall use reasonable endeavours to procure that the Works are carried out:
7.1.1	in accordance with the Contract;
7.1.2	in accordance with the Specification;
7.1.3	in accordance with the provisions of this Agreement;
7.1.4	in accordance with all Statutory Requirements.
7.2	The Landlord shall appoint the Project Manager to carry out the duties ascribed to the Project Manager under this Deed and under the Contract.
7.3

The Tenant acknowledges that the Landlord has or will have obligations to the Contractor in respect of the Works and the Site under the Contract. The Tenant shall not by any act or omission on its part put the Landlord in breach of such obligations.

7.4	The Tenant shall indemnify and save harmless the Landlord against and from:-
7.4.1

any breach, non-observance or non-performance by the Tenant and/or any parties for which the Tenant is responsible or authorises to enter the Site during the carrying out of the Works, of any provisions of the Contract insofar as they relate to the Works or the Site (but excepting any obligation to make payment to the Contractor under the Contract) and

7.4.2

any act or omission of the Tenant or any parties for which the Tenant is responsible or authorises to enter the Site during the carrying out of the Works which involves the Landlord in any liability to the Contractor under the Contract, and

7.4.3

any claim, damage, loss or expense due to or arising from any negligence or breach of duty on the part of the Tenant, or any party for which the Tenant is responsible or authorises to enter the Site during the carrying out of the Works, including any wrongful use by it or them of any property, good, materials or equipment belonging to or supplied by the Contractor which is brought onto the Site for the purpose of or is incidental to the carrying out of the Works.

7.5

The Landlord shall use reasonable endeavours to procure that in carrying out the Works the Contractor co-operates with the Tenant and uses reasonable endeavours to cause as little disruption to the Tenant’s ongoing business activities as practicable and gives as much notice as is reasonably practicable (except in the case of emergency) of the start of any and duration of activities which will or are likely to disrupt the normal business activities of the Tenant. The Landlord shall use reasonable endeavours to procure that the Tenant receives a copy of any Contractor’s programme for the Works and a copy of any revision to such programme.

8.	INSURANCE
8.1	The Tenant shall take out and/or maintain insurance in respect of the Site and the Works against the risks described in clause 5(6) of the Contract.
8.2

The Landlord shall use reasonable endeavours to procure that the Contractor effects and maintains insurances as required under the Contract and procure that the Tenant’s interest is noted in such policies where applicable.

9.	CDM REGULATIONS
9.1

In respect of the Works the Landlord will act as the sole client for the purposes of the CDM Regulations and will ensure that the execution of the Works comply with the CDM Regulations, and in the course of carrying out those obligations the Landlord will:

9.1.1	make a declaration to the Health and Safety Executive in accordance with the CDM Regulations stating that the Landlord is the only client in respect of the Works;
9.1.2

appoint the CDM co-ordinator, and a principal contractor in respect of the Works and ensure that each is provided with the relevant information to enable it to perform its duties under the CDM Regulations; and

9.1.3

appoint the Project Manager to carry out the duties of a designer in respect of the Works and ensure that he is provided with the relevant information to enable him to perform the duties of a designer under the CDM Regulations; and

9.1.4

pay the fees of the CDM co-ordinator and principal contractor incurred in connection with the performance of their duties pursuant to the CDM Regulations; 8.1.5 allow sufficient time and resources to enable the CDM co-ordinator and principal contractor to comply with their obligations relating to health and safety matters arising from the CDM Regulations and co-operate with them to that end;

9.1.6

include in the design of the Works all information of which the Landlord is in possession or is readily obtainable relating to the design and materials which might reasonably affect the health and safety of persons working on the Development and its maintenance and repair.

9.2

The Tenant shall comply with its duties as a designer and a client in relation to the Tenant’s Extra Works and any Tenant’s Variation and the Site under the CDM Regulations and shall not act or fail to act or fail to provide information or by any default under this Deed put the Landlord in breach of its obligations under the CDM Regulations.

9.3

The Parties shall each comply with the health and safety plan and shall notify the CDM co-ordinator of any change in circumstances relating to the Works of which it is or ought reasonable to be aware which may affect the health and safety of persons involved or likely to become involved in the Works or as occupiers of the Site;

10.	VARIATIONS BY THE LANDLORD
10.1	The Landlord may make modifications to the Specification and to the Works without the consent of the Tenant, and at no cost to the Tenant which are:
10.1.1	insubstantial or immaterial and of routine nature; or
10.1.2	required by any Competent Authority; or
10.1.3	which the Landlord (acting reasonably) deems to be necessary or desirable in order to procure or comply with any Requisite Consents or comply with any Statutory Requirements.
10.2

If any materials or items referred to in the Specification shall not be procurable within a reasonable time or at a reasonable cost or do not comply with any relevant Statutory Requirements the Landlord shall with the consent of the Tenant’s Representative (such consent not to be unreasonably withheld or delayed) and at no cost to the Tenant substitute therefore such other materials or items of no lesser quality and standard as may be requisite to complete the Works.

10.3

The Landlord shall only make modifications to the Specification and to the details of the Development (which are not otherwise permitted pursuant to clause 10.1 or clause 10.2) with the prior written consent of the Tenant such consent not to be unreasonably withheld or delayed.

11.	TENANT’S VARIATIONS
11.1

If at any time prior to completion of the Works the Tenant wishes to make a Tenant’s Variation and delivers to the Project Manager a written application specifying such variation the following provisions of this clause 11 will apply.

11.2

Notwithstanding the Tenant’s acceptance under clause 11.4, the Project Manager shall not instruct the Contractor to carry out a Tenant’s Variation unless the Landlord in its sole discretion consents to the Tenant’s Variation being made, except that the Landlord may not refuse consent to the Tenant’s Variation comprising all or part of:-

11.2.1	the refurbishment of part of the ground floor of the office building; or
11.2.2	the re-organisation of first floor office partitions to the office building;

provided the Tenant makes an application for all or any part of the above works described in clause 11.2.1 or 11.2.2 not less than 20 Working Days before the commencement on site of the Works and accepts responsibility for the Tenant’s Additional Costs for the same.

11.3

The Project Manager will as soon as practicable procure the preparation and the delivery to the Tenant’s Representative copied to the Landlord of such drawings and other documents as may be necessary together with a statement of the effect of the proposed Tenant’s Variation on the Date for Completion and a cost estimate for the proposed Tenant’s Additional Costs.

11.4

If the Tenant wishes such a Tenant’s Variation to be made it will within 5 Working Days of receipt of the information provided under clause 11.3 notify the Project Manager copied to the Landlord in writing of its acceptance. Provided the Landlord consents to the Tenant’s Variation being made pursuant to clause 11.2, the Project Manager shall promptly procure that the Contractor make the appropriate change to the Works to implement the Tenant’s Variation, and if appropriate, make the appropriate change to the Date for Completion.

11.5

Tenant’s Additional Costs, provided they not materially different to the cost estimate accepted by the Tenant, arising from the Tenant’s Variation shall be paid by the Tenant to the Landlord in accordance with clause 17.

11.6

In the event the Tenant does not accept the statement and the cost estimate from the Landlord, or fails to notify the Landlord within the 5 Working Day period referred to in clause 11.4 that request for a Tenant’s Variation shall be deemed to have been withdrawn and the costs incurred by the Landlord referred in part (i) of the definition of Tenant’s Additional Costs only shall be shall be payable in accordance with clause 17.

12.	SITE INSPECTIONS, REPORTING AND FURTHER INFORMATION
12.1

The Tenant and/or the Tenant’s Representative may at all reasonable times and at reasonable intervals agreed in advance with the Project Manager during the progress of the Works enter the Works areas at its own risk (in the company of the Project Manager if the Landlord shall so require) to view the state and progress and quality of the Works provided always that the Tenant and/or the Tenant’s Representative:

12.1.1

shall not interfere with the progress of the Works and will refer all matters (whether of complaint or otherwise) to the Project Manager and not to the Contractor its agents or workmen and their sub-contractors or any other person employed or engaged by the Landlord in relation to the Works except in an emergency; and

12.1.2	shall comply with all Site safety and security requirements imposed by the Contractor and/or the Landlord from time to time.
12.2

The Landlord shall procure that the Project Manager has due regard to all reasonable representations made by the Tenant and/or the Tenant’s Representative on the Tenant’s behalf in the exercise of its rights under this Agreement.

12.3

The Landlord shall procure that the Tenant’s Representative is notified and may attend any meetings dealing with the quality of the Works and/or shall procure that all reasonable representations made by the Tenant’s Representative in respect of the same are duly considered and if considered appropriate by the Landlord acted upon.

12.4

The Landlord shall procure that the Project Manager report regularly to the Tenant’s Representative as to the progress of the Works actual progress in comparison with the Contractor’s programme (if issued) and any variations which have been made.

12.5

It is acknowledged by the Landlord and the Tenant that additional information and details may be required from the other to enable the design of the Works or a Tenant’s Variation to be completed and it is also acknowledged that further working drawings in relation to the Works may be required and will be prepared by or on behalf of the Landlord from time to time during the progress of the Works.

12.6

Any request for additional information and details (as mentioned in clause 12.5) by or on behalf of the Landlord or the Tenant to the other shall be promptly complied with by the recipient as soon as reasonably practicable after the date of receipt thereof provided that the request clearly states that it is being made pursuant to this clause.

13.	COMPLETION OF THE WORKS
13.1	The Landlord shall procure that:
13.1.1

the Tenant’s Representative receives not less than 5 Working Days’ notice of the date on which the Project Manager intends to certify completion of the Works provided that if the inspection does not take place or if following the inspection a certificate of completion is not issued then this procedure shall be repeated as often as necessary (but with 2 Working Days’ notice in respect of re-inspections) until such certificate is issued;

13.1.2	the Tenant’s Representative is entitled to accompany the Project Manager on any such inspection;
13.1.3

the Project Manager has due regard to any reasons as to why in the reasonable opinion of the Tenant’s Representative completion of the Works should not be certified and as to the contents of any list of defects or outstanding matters to be attached to such certificate of completion provided that such reasons are given to the Project Manager orally at the time of such inspection and confirmed in writing within 2 Working Days thereafter;

13.1.4	the Project Manager shall have regard to the Tenant’s objections;
13.1.5	if the objections cannot be resolved between the Parties they should be referred to an adjudicator in accordance with the provisions of clause 23 but subject always to clause 13.2;
13.1.6	the Tenant and the Tenant’s Representative are both supplied with a copy of the certificate of completion when it is issued.
13.2	The issue or non-issue of the certificate of completion is at the sole unfettered discretion of the Project Manager who shall act fairly and equitably between the parties in making such an assessment.
13.3	As soon as reasonably possible and in any event within 20 Working Days after completion of the Works the Landlord shall at its own cost supply to the Tenant the following:
13.3.1	one copy of the building manual for the Works;
13.3.2	all available product/supplier/manufacturer guarantees in respect of the Works; and
13.3.3	the Health and Safety file for the Works.

14.	DEFECTS
14.1	The Landlord shall use its reasonable endeavours to enforce the making good of any defects in the Works which appear during the Maintenance Period in accordance with the Contract.
14.2

Without prejudice to its general obligations hereunder the Landlord shall as soon as reasonably practicable within the Maintenance Period following completion of the Works procure that there are remedied or completed any minor defects and other works (if any) which have been specified by the Landlord’s Representative as being outstanding at completion of the Works.

14.3

If any defects in the Works appear during the Maintenance Period due to the failure of the Contractor to comply with its obligations under the Contract the Tenant may whenever it considers it necessary issue a written notice to the Landlord requiring such defect, to be made good at no cost to the Tenant and the Landlord shall as soon as reasonably practicable or otherwise as appropriate at the discretion of the Project Manager, the dates being subject to prior agreement with the Tenant (or immediately in the case of emergency), procure the making good of the notified defect by the Contractor.

14.4	The Landlord shall procure that the Project Manager:
14.4.1	inspect the Site not earlier than 20 Working Days before the expiry of the Maintenance Period and procure that the Project Manager prepare a schedule of any defects in the Works; and
14.4.2

gives the Tenant’s Representative not less than 5 Working Days prior written notice of the proposed date and time on which the Project Manager intends to make his inspection pursuant to clause 14.4.1 above and the Tenant’s Representative shall be entitled to be present at such inspection; and

14.4.3

deliver by not later than 15 Working Days prior to the expiry of the Maintenance Period a copy of the schedule of defects to the Tenant’s Representative, for the Tenant to consider and if appropriate to notify additions to the Landlord copied to the Project Manager.

14.5

The Landlord will procure that the Project Manager properly considers whether or not to include in his schedule of defects those other defects notified to him by the Tenant’s Representative within the period of 10 Working Days after delivery of a copy of the schedule of defects to the Tenant.

14.6

The Tenant will allow the Landlord and/or the Project Manager such access onto the Site as is reasonably necessary to enable the schedule of defects to be prepared and access for the Landlord, the Contractor, its employees and agents and sub-contractors to make good defects and the Landlord shall use reasonable endeavours to ensure that each such person entering the Site for such purpose shall:

14.6.1	cause the minimum amount of interferences and disruption as is reasonably possible to the Tenant and shall comply with any reasonable directions and the security precautions for the Site; and
14.6.2	make good as soon as reasonably practicable to the reasonable satisfaction of the Tenant’s Representative any loss damage or injury thereby caused to the Site.
14.7

When the Project Manager is satisfied that all defects notified to the Landlord and/or listed in the schedule of defects have been made good the Landlord shall procure that the Project Manager issue the Notice of Completion of Making Good Defects to the Tenant’s Representative.

15.	LIABILITY
15.1

The Landlord shall cease to be liable and the Tenant may not make a claim against it for any breaches of obligation under the terms of this Deed following the issue of the Notice of Completion of Making Good Defects.

15.2	Any amounts payable under clause 16.6 represent the sole remedy of the Tenant in respect of any delays to the completion of the Works.
15.3

Unless otherwise provided in this Agreement, the Landlord shall have no liability to the Tenant for any damage arising from the carrying out of the Works or any delay to the completion of the Works nor any losses or damages or costs suffered by or incurred by the Tenant arising out of or in consequence of the carrying out of the Works including without limitation any losses due to interruption of or disruption to the Tenant’s business operations or the cost of any temporary accommodation.

15.4

Where the Tenant suffers loss or damage (as defined in clause 8(6) of the Contract) arising out of a breach of contract or the negligence of the Contractor in carrying out the Works, the Tenant shall notify the Landlord of the same, copied to the Project Manager. Such notice shall be given as soon as possible following the Tenant becoming aware of the loss or damage having occurred and in any event, before completion of the Works. The Landlord shall deal with the claim against the Contractor on the Tenant’s behalf in accordance with the Contract and the Tenant shall provide all information and assistance as the Landlord may reasonably request in order to deal with and settle that claim. The parties agree to discuss how best to manage the claim in a cost efficient manner and the Landlord shall not incur any costs in dealing with the Tenant’s claim and the Tenant should not be liable for any such costs unless and until the parties have agreed as between themselves who shall be responsible for such costs in the event they cannot be or are not recovered from the Contractor. The Landlord shall keep the Tenant informed of progress in relation to the claim and not settle the Tenant’s claim with the Contractor without the Agreement of the Tenant provided that if the Tenant does not agree to a reasonable settlement and wishes to proceed further with the claim, the Tenant shall indemnify the Landlord for any costs it subsequently incurs in dealing further with the claim. Provided the Landlord diligently pursues the Tenant’s claim against the Contractor in accordance with the provisions of the Contract and pays to the Tenant any compensation received from the Contractor pursuant to that claim. The Landlord shall have no greater liability to the Tenant than the Contractor has to the Employer under the Contract.

15.5

The Landlord shall provide a copy to the Tenant of any supplier’s, manufacturer’s or installer’s product warranties or guarantees it receives in respect of the Works and shall pursue on behalf of the Tenant any valid claim which the Tenant may have under such warranty or guarantee provided the Tenant provides all information and assistance as the Landlord may reasonably request in order to deal with the claim and the Tenant reimburses the Landlord all reasonable costs and expenses the Landlord incurs in dealing with the claim.

16.	DELAYS
16.1	The Tenants shall not knowingly do anything which causes delay in the progress of the Works but without prejudice to its entitlement to request Tenant’s Variations in accordance with clause 11.
16.2

If completion of the Works is delayed by a Justifiable Delay then the Landlord shall be entitled to an extension of time to complete the Works as is so awarded by the Project Manager. In considering whether an extension of time shall be granted the Project Manager shall notify the Tenant’s Representative that he is considering a claim for an extension of time pursuant to this clause 16 and the extension which he proposes to certify (if any).

16.3	If the Tenant’s Representative is of the opinion that an extension of time to complete the Works is not justified or not justified in the amount of the extension proposed by the Project Manager:-
16.3.1	The Tenant’s Representative may notify the Project Manager within five Working Days giving details of his objections; and
16.3.2	The Landlord shall procure that the Project Manager shall have regard to the Tenant’s objections; and
16.3.3	If the objections cannot be resolved between the Parties they should be referred to an adjudicator in accordance with the provisions of clause 23.
16.4

The certificate of the Project Manager shall specify the cause of the delay and the extent if at all by which the Date for Completion ought reasonably to be extended and the Date for Completion shall be revised accordingly.

16.5	The Landlord shall procure that a copy of any certificate issued by the Project Manager pursuant to clause 16.3 is sent to the Tenant’s Representative as soon as is practicable.
16.6

If the Works have not been certified by the Project Manager as complete on or before the Date for Completion which may be extended in accordance with clause 16.2 then the Landlord shall pay liquidated and ascertained damages (as a genuine pre-estimate of the Tenant’s losses from such delay) of £100.00 per Working Day for each Working Day of delay after the Date for Completion.

17.	PAYMENT
17.1

The Tenant shall pay the Landlord the cost of the Tenant’s Extra Works and all or any Tenant’s Additional Costs and in addition the sum of 10% of those costs in respect of the additional profession fees payable by the Landlord to the Project Manager and CDM co-ordinator for completing the Tenant’s Extra Works and/or Tenant’s Variations in accordance with this clause 17.

17.2

In respect of the cost of carrying out the Tenant’s Extra Works and of any Tenant’s Additional Costs arising from a Tenant’s Variation which the Project Manager certifies to the Landlord are payable by the Landlord to the Contractor under the Contract, the Project Manager shall copy that certificate to the Tenant’s Representative together with a statement of the costs (including any Tenant’s Additional Costs) which are payable to the Landlord by the Tenant.

17.3

Following the issue of a certificate and statement to the Tenant in accordance with clause 17.2, the Landlord shall thereafter issue to the Tenant a valid VAT invoice for the amount payable. Payment of the costs shown in the statement shall become due on the date of issue of the valid VAT invoice. The final date for payment by the Tenant of the amount stated in the statement shall be 10 Working Days after issue to the Tenant of the relevant VAT invoice.

17.4

the Tenant may not withhold payment of any payment to the Landlord due unless it has given written notice to the Landlord of its intention to withhold payment not later than 3 Working Days before the final date for payment setting out the amount proposed to be withheld and the ground for withholding payment and if there is more than one ground, each ground and the amount attributable to it. Unless a notice is given pursuant to this clause 17.4, the Tenant shall pay the Landlord the amount of the payment shown on the statement.

17.5	The Tenant is not entitled to set off or abate any payments of rent or other payments otherwise due under the Lease against any monies payable under this Agreement.
17.6

In respect of any Tenant’s Variations and the Tenant’s Extra Works as soon as practicable following completion of the Works the Project Manager shall prepare and issue to the Tenant and the Landlord a final account showing the total cost of all the Tenant’s Extra Works and all the Tenant’s Additional Costs plus the contributions to the professional fees made by the Tenant and the balance between that total sum and the total of all payments already made by the Tenant pursuant to clause 17.3 shall be payable by the Tenant to the Landlord and the provisions for payment set out in clause 17.3 and 17.4 shall apply. In the event the final account shows a payment is due from the Landlord to the Tenant, the same shall be treated as a debt to the Tenant by the Landlord.

18.	VAT
18.1	The Tenant will pay to the Landlord all VAT chargeable in respect of any taxable supply made to the Tenant under any of the terms of this Agreement.
18.2

Any VAT payable under clause 18.1 shall be paid at the same time as the consideration for the taxable supply to which it relates and the Landlord shall supply the Tenant with a receipted VAT invoice on receipt of such consideration and the VAT related to it.

19.	VARIATION TO THE LEASE
19.1

As soon as reasonably practicable following completion of the Works the Project Manager on behalf of the Landlord and the Tenant’s Representative shall meet and use all reasonable endeavours to agree the revisions to or part replacement of the Schedule of Condition appended to the Lease (“the Replacement Schedule”).

19.2

In the event the parties cannot agree the contents of the Replacement Schedule within 60 Working Days following completion of the Works, or such longer period as the parties may otherwise agree, either party may refer the matter to adjudication, except that by agreement of both parties the matter may be referred to an independent expert for determination upon such terms as the parties agree in writing.

19.3

Within 10 Working Days of the agreement or determination of the contents of the Replacement Schedule, the Landlord, the Tenant and the Guarantor shall enter into the Deed of Variation in the form annexed as Annexure 2 or with such amendments as the parties may agree.

20.	ALIENATION AND PERSONAL OBLIGATIONS
20.1

Subject to clause 20.2, the Tenant shall not until after the date of the issue of the Notice of Completion of Making Good Defects sell, transfer assign sublet charge part or deal with or otherwise dispute of its interest in this Deed or enter into any agreement to do so.

20.2

Notwithstanding the provisions of clause 20.1, the Tenant may charge its interest in this Deed to a bona fide UK financial institution which has lent to the Tenant money by way of finance to procure the Tenant’s Works.

20.3

The provisions of this Deed on the part of the Landlord to be observed and performed are personal to the party named as Landlord in the parties to this Deed and the party named as Landlord in the Parties to this Deed will not assign, sublet, charge or otherwise share or part with or transfer this Deed but may sub-contract those of its obligations associated with the design and construction of the Works.

21.	INTEREST

Without prejudice to any other right remedy or power of the Parties if any sums have become due from one to the other under this Deed but remain unpaid for a period exceeding 10 Working Days the paying party will pay on demand to the party owed interest thereon at the Interest Rate (before and after any judgment) from the date when they become due until payment thereof calculated on a daily basis and compounded with rests on the usual quarter days.

22.	DEFAULT
22.1

In the event of either party committing or suffering an Act of Default then the other party may determine this Deed by serving not less than 10 Working Days notice in writing upon the defaulting party to the effect that upon the expiration of the relevant notice this Deed shall (unless the Act of Default has by that time been made good) cease and determine (but without prejudice to rights of any party against the other in respect of any antecedent breach of this Agreement) (“the Notice”) provided always that if the Tenant serves the Notice as a result of an Act of Default by the Landlord falling within paragraph (a) of the definition of Act of Default the Landlord shall be entitled within 10 Working Days of the receipt of the Notice to serve written notice on the Tenant together with its reasonable and proper objections as to why the Notice should not have been served and the provisions and terms of this clause 22.1 should not be implemented whereupon such matter shall be determined in accordance with the provisions of this Agreement.

22.2	Upon termination of this Deed under clause 22.1:
22.2.1

the Tenant may terminate the licence granted under clause 4 and take exclusive possession of the Site and the materials and plant thereon (other than materials and plant belonging to the Contractor engaged in carrying out the Works); and

22.2.2

the Landlord shall provide the Tenant with 2 copies of all documents including those required for the Health and Safety File which have been prepared or procured in respect of the Works at the date of termination; and

22.2.3

the Tenant may employ and pay the Contractor or other persons to complete the Works and make good any defects of the kind referred to in clause 14.2 and within a reasonable time after the Tenant has procured the completion of the Works by the Contractor or third parties and the making good of defects the Tenant shall issue to the Landlord a statement setting out the total value of the work properly executed by the Landlord prior to the date of termination from which the amount the Tenant is entitled to deduct the sum of all Tenant’s Additional Costs already paid to the Landlord and the aggregate amount of any expenses properly incurred by the Tenant and of any direct loss and/or damage caused to the Tenant and for which the Landlord is liable whether arising from the termination or not and the balance shall be a debt payable by the Tenant to the Landlord or by the Landlord to the Tenant as the case may be;

22.3

In the event of the Tenant suffering an Event of Insolvency then the Landlord may forthwith determine this Deed by notice in writing upon the Tenant (but without prejudice to the rights of any Party against the other in respect of any antecedent breach of this Agreement).

23.	ADJUDICATION
23.1	The parties acknowledge and accept that this Deed is a construction contract to which Part II of the Housing Grant, Construction Regeneration Act 1996 applies.
23.2	Adjudication
23.2.1	The Tenant or the Landlord at any time may notify the other of itsintention to refer a dispute or difference arising under this Deed for adjudication in accordance with the Adjudication Procedure.

23.2.2	The Adjudication Procedure shall apply to and be incorporated into this Deed save that Rule 17 and Rule 33 is deleted and the following inserted:

“Every decision of the Adjudicator shall be implemented without delay. The Parties shall be entitled to such relief and remedies as are set out in the decision and shall be entitled to summary enforcement thereof and such decision shall reflect the legal entitlements of the Parties.”

Save for the amendment to Rule 33 and Rule 17, if a conflict arises between the Adjudication Procedure and this Deed the provisions of the Adjudication Procedure shall prevail.

23.2.3

The Adjudicator to whom the dispute shall be referred shallbe such person as the Tenant and the Landlord may choose by mutual agreement or such other person as may be appointed as the Adjudicator on the request of either of the Tenant or the Landlord by the Chairman (or his duly authorised representative) of TeCSA.

23.3

Without prejudice to either party’s right to refer a dispute to adjudication in accordance with Part II of the Housing Grants Construction and Regeneration Act 1996, the parties agree to use their best endeavours to resolve disputes as quickly as possible and in mutual co-operation. Where a dispute arises, the parties may in the first instance refer the matter to a senior director of each Party with authority to discuss and amicably settle the dispute.

23.4

If any dispute or difference between the Landlord and Tenant under this Deed is in the professional opinion of the Project Manager substantially the same as a matter which is a dispute between the Landlord and the Contractor under the Contract, the Landlord and Tenant hereby agree that either of them may by notice in writing to the other refer such dispute or difference to the arbitrator or adjudicator to whom such dispute or difference between the Landlord and Contractor is referred and if such arbitrator or adjudicator (the “Joint Arbitrator”) shall be willing so to act, such dispute between the Landlord and the Tenant shall be so referred and the parties agree to be bound by such decision or determination. The Joint Arbitrator shall have power to make such directions and all such awards as if the procedure in the High Court as to the joining of one or more defendants or third parties was available to the parties in dispute and to him provided that if such Joint Arbitrator shall be unwilling or unable to act as such then such dispute or difference shall be referred to an adjudicator or the Courts as appropriate.

24.	NOTICES
24.1	Any notice given under this Deed must be in writing and signed by or on behalf of the party giving it.
24.2

Any notice or document to be given or delivered under this Deed may be given by delivering it personally or sending it by pre-paid first class post or recorded delivery or fax to the address and for the attention of the relevant party as follows:

24.2.1	to the Landlord at: Sheldon International Plc, Sheldon House, 12 Navigation Street, Leicester, LE1 3UR and copied to the Project Manager;
24.2.2	to the Tenant at Darchem Engineering Limited, Eastbrook Road, Eastern Avenue, Gloucester, GL4 3DB marked for the attention of Alan Sheffield;
24.3	Any such notice will be deemed to have been received:
24.3.1	if delivered personally, at the time of delivery provided that:
24.3.1.1	if delivery occurs before 9.00 am on a Working Day, the notice will be deemed to have been received at 9.00 am on that day; and
24.3.1.2	if delivery occurs after 5.00 pm on a Working Day, or at any time on a day that is not a Working Day, the notice will be deemed to have been received at 9.00 am on the next Working Day.
24.3.1.3	in the case of pre-paid first class or recorded delivery post, at 10.00 am on the second Working Day after posting.
24.3.2	in the case of fax, at the time of transmission.
24.4

In proving service, it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class or recovered delivery letter or that the fax message was properly addressed and transmitted, as the case may be.

24.5	A notice given or document delivered under this Deed will be validly given or delivered if sent by e-mail.

25.	ENTIRE AGREEMENT
25.1

This Deed and the documents annexed to it constitute the entire agreement and understanding of the parties and supersede any previous agreement between them relating to the subject matter of this Agreement.

25.2

The Tenant acknowledgesand agrees that in entering into this Agreement, it does not rely on and will haveno remedy in respect of any statement, representation, warranty, collateral agreement or other assurance (whether made negligently or innocently) of any person (whether party to this Deed or not) other than as expressly set out in this Deed or the documents annexed to it.

25.3	Nothing in this clause will, however, operate to limit or exclude any liability for fraud.
26.	MISCELLANEOUS
26.1

Each of the Parties hereto agrees to do or shall cause to be done all acts and things and enter into any deed or document either severally or jointly with third parties which the Tenant or the Landlord may reasonably consider necessary or desirable to give effect to this Deed or any obligations arising under it.

26.2

The failure or either Party hereto at any time to require performance by the other Party of any provision of this Deed shall in no way affect the right of such Party to require performance of that provision.

26.3	This Deed does not create a partnership and shall not in any circumstances create or be deemed to create a partnership or joint venture between the Parties hereto.
27.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
27.1	A person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
28.	GOVERNING LAW AND JURISDICTION
28.1	This Deed shall be governed by and construed in accordance with the law of England and Wales.
28.2

Subject to the provisions of clause 23 each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England and Wales any claim or matter arising under or in connection with this Agreement.

IN WITNESS of which this Deed is signed and executed as a Deed on the date set out above

EXECUTED AS A DEED BY SHELDON FRIENDLY SOCIETY
acting by two trustees:

/s/ illegible
Trustee

/s/ illegible
Trustee

EXECUTED AS A DEED by DARCHEM ENGINEERING LIMITED
acting by two directors or one director and its company secretary

/s/ Jonathan Gagg
Director

/s/ R. B. Lawrence
Director/Secretary

EXECUTED AS A DEED by DARCHEM HOLDINGS LIMITED
acting by two directors or one director and its company secretary

/s/ Jonathan Gagg
Director

/s/ R. B. Lawrence
Director/Secretary